EXHIBIT 21.1



                          SUBSIDIARIES OF THE COMPANY

Name of Subsidiary                  State of Incorporation    Percentage Owned
------------------                  ----------------------    ----------------

Harvest American Corp.                    Delaware                100%


Commodore Polymer Technologies, Inc.      Delaware                100%


Commodore Oil & Gas Corporation           Delaware                100%